Exhibit 10.18

PJT Partners Holdings LP

As of October 1, 2015

Helen Meates

PJT Partners Holdings LP

280 Park Avenue

New York, New York 10017

Dear Helen:

This letter agreement (“Partner Agreement”) sets forth the standard terms and conditions of your role as a Partner (“Partner”) of PJT Partners Holdings LP (together with its affiliates, “PJT Holdings”), effective as of October 1, 2015 (the “Effective Date”), subject to the consummation of the separation of PJT Partners Inc. from The Blackstone Group L.P. and its affiliates on such date (the “Closing”). Terms specific to you shall be set forth in Schedule A hereto and all restrictive covenants are set forth in Schedule B hereto.  The Second Amended and Restated Limited Partnership Agreement of PJT Partners Holdings LP, dated as of October 1, 2015, is referred to herein as the “Partnership Agreement.”

1. Title; Reporting; Key Responsibilities.

(a)	You will be a Partner of PJT Holdings, serving in the business group listed in Section (1) of Schedule A hereto (the “Business Group”).
(b)	You will report to the person or body listed in Section (2) of Schedule A hereto.
(c)	Your title is listed in Section (3) of Schedule A hereto.
(d)	Your initial primary work location is listed in Section (4) of Schedule A hereto, although you are expected to travel frequently in connection with your responsibilities.

2. Annual Draw; Health and Related Benefits; Bonus.

(a) Except as otherwise provided herein, you will be paid such distributions and benefits as may be determined by PJT Holdings from time to time.  Effective as of the Effective Date, you will be entitled to a draw at the annual rate of $350,000 (prorated for any portion of a calendar year in which you are not a Partner), payable in equal monthly installments against your allocable share of the net pre-tax income of certain PJT Holdings and your annual bonus compensation. You understand and agree that, except as otherwise provided in Schedule A, (x) the amounts and types of your distributions, compensation, profit sharing and benefits remain at all times subject to the sole discretion of PJT Holdings and are subject to change at any time; and (y) PJT Holdings may alter, amend, modify, discontinue or supplement any and all compensation, profit sharing, benefits, policies and programs at any time in its sole discretion.

(b) You will receive health care insurance and other benefits related to such health care insurance comparable to those provided generally to all Partners.  You hereby acknowledge that, as a Partner, you will be responsible for the payment of such insurance and other benefits.  You also will receive all other benefits generally available to other Partners, including five weeks of annual vacation (prorated for any calendar year in which you are a Partner for less than the entire calendar year).

(c) During your service at PJT Holdings (in any capacity) and until the expiration of all transfer restrictions applicable to any limited partner interests or units you may hold of PJT Holdings (collectively the “PJT Holdings Units”), you agree (on behalf of yourself and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with you (“Affiliated Vehicles”)) that all PJT Holdings Units held by you and all such Affiliated Vehicles will only be held in an account at PJT Holdings’ equity plan administrator or otherwise administered by such administrator.

3. Equity Awards.

(a) Founder LTIP Units.  In connection with the Closing, you will receive 100,000 unvested Founder LTIP Units in PJT Holdings, which units will be subject to the terms of the applicable award agreement and the Partnership Agreement.

(b) Founder Earn-Out Units. In connection with the Closing, you will receive 50,000 unvested Founder Earn-Out Units in PJT Holdings, which units will be subject to the terms of the applicable award agreement and the Partnership Agreement.

(c) Termination of Service.  Notwithstanding anything to the contrary in any other agreement, in the event that your service to PJT Holdings is terminated for any reason other than your resignation of service without Good Reason or your termination of service by PJT Holdings for Cause, then, subject to Section IV.B. of the Non-Competition Agreement (x) all of your then unvested Founder LTIP Units will remain outstanding and eligible to vest notwithstanding such termination of service as provided in clause (z) below, (y) all of your then unvested Founder Earn-Out Units will be forfeited to the extent the share price performance conditions have not then been satisfied, unless otherwise determined by the Founder and (z) all of your then unvested Founder LTIP Units shall vest on their regularly scheduled vesting dates during the period that you are bound by the non-competition, non-solicitation or non-interference covenants set forth in Sections I.A., I.B. and I.C. of the Non-Competition Agreement (the “Restriction Period”) and all such units shall fully vest upon the expiration of the Restriction Period or the date of your death, if earlier, notwithstanding such termination of service.  For purposes of this Partner Agreement “Cause” has the meaning set forth in Section 5(b) hereof and “Good Reason” means the occurrence of any of the following events without your written consent:  (i) a material adverse change in your title, authority, duties or responsibilities, (ii) the relocation of your principal place of employment by more than 50 miles, (iii) a material breach by PJT Holdings or its affiliates of this Agreement or any other material agreement with PJT Holdings or its affiliates, or (iv) the failure by PJT Holdings to obtain written assumption of this Partner Agreement by a purchaser or successor of PJT Holdings; provided, that, you must provide a notice of termination to PJT Holdings within 60 days of the occurrence of the event constituting Good Reason, and in the event you provides notice of Good Reason, PJT Holdings will have the opportunity to cure such event constituting Good Reason within 30 days of receiving such notice. For the avoidance of doubt, except as may otherwise be provided pursuant to the terms of such awards, no equity-based awards other than Founder LTIP Units and Founder Earn-Out Units will be subject to the foregoing provisions.

4. Compliance; Restrictive Covenants.

(a) You acknowledge and agree that you will be subject to all applicable provisions of the PJT Holdings compliance policies that apply to Partners generally.

(b) You acknowledge that you have executed the Partner Non-Competition and Non-Solicitation Agreement, attached hereto as Schedule B (the “Non-Competition Agreement”), and agree that the terms thereof are incorporated herein by reference.

(c) Except as otherwise provided herein, you acknowledge and agree that becoming a party to this Partner Agreement does not afford you any rights with respect to the management and/or operation of PJT Holdings.  You shall hold the title and position set forth in Exhibit A and derive your authority solely from such title or position and not solely from your status as a partner of PJT Holdings.

5. Termination; Resignation.

(a) You acknowledge and agree that PJT Holdings may terminate your service at any time for any reason, or for no reason at all with or without Cause; provided, however, that PJT Holdings shall provide you with written notice at least ninety days prior to the date of the termination of your service during which PJT Holdings may elect to place you on paid leave for all or part of such ninety-day period. During such ninety-day period (whether or not you are put on paid leave), you shall continue to receive your base draw and benefits, subject to applicable law and the payment of benefits-related premiums, but shall not receive or participate in any profit sharing or bonus arrangements or continue to vest in any equity or other incentive awards, other than as provided in Section 3(c) above or pursuant to the terms of such awards.

(b) Notwithstanding the foregoing, you acknowledge and agree that PJT Holdings may terminate your services hereunder for Cause and such termination shall be effective immediately.  For purposes of this Partner Agreement, “Cause” means the occurrence or existence of any of the following: (i) (x) any material breach by you of this Partner Agreement or the Non-Competition Agreement, (y) any material breach by you of any material rules or regulations of PJT Holdings applicable to you that have been provided to you in writing and has a material adverse effect on the business of PJT Holdings, or (z) your deliberate and repeated failure to perform substantially your material duties to PJT Holdings; provided that, in the case of any of the foregoing clauses (x), (y) or (z), PJT Holdings has given you written notice (a “Notice of Breach”) within fifteen days after PJT Holdings becomes aware of such action and, to the extent such action is curable, you fail to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by you of such Notice of Breach from PJT Holdings (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that you are diligently pursuing such cure) (ii) any act of fraud, misappropriation, embezzlement or similar conduct by you against PJT Holdings; or (iii) your being convicted (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that you individually have violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) your ability to function as a Partner, taking into account the services required of you and the nature of PJT Holdings’ business, or (B) the business of PJT Holdings.

(c) You agree to provide PJT Holdings with written notice of your intention to terminate your service with PJT Holdings at least ninety days prior to the date of such termination (the “Notice Period”).  Written notice pursuant to this Section 5(c) shall be provided to either of the Chief Executive Officer or Chief Operating Officer of PJT Holdings.  During the Notice Period, you shall perform any and all duties as directed by PJT Holdings, in its sole discretion.  PJT Holdings, in its sole discretion, may waive all or any portion of the Notice Period, in which case the Garden Leave Period (as defined below) shall commence on the day following the conclusion of the Notice Period as so revised.

(d) At PJT Holdings’ sole discretion, you may be placed on garden leave status for a period commencing on the day following the conclusion of the Notice Period and continuing for ninety days thereafter (the “Garden Leave Period”).  During the Garden Leave Period, you shall continue to receive your base draw and benefits, subject to the payment of related premiums, but shall not receive or participate in any profit sharing or bonus arrangements or continue to vest in any equity awards, other than as provided in Section 3(c) above or pursuant to the terms of such awards. During the Garden Leave Period, you shall not be required to carry out any duties for or on behalf of PJT Holdings.  You agree that you will not enter into any employment or other business relationship prior to the conclusion of the Garden Leave Period.  PJT Holdings, in its sole discretion, may waive all or any portion of the Garden Leave Period.  If the Garden Leave Period is waived in its entirety, your termination shall become effective as of the end of the Notice Period; if the Garden Leave Period is waived in part, your termination shall become effective at the end of the so modified Garden Leave Period.

(e) The provisions of Sections 5(c) and 5(d) shall not be applicable in instances in which your service with PJT Holdings is terminated by PJT Holdings with or without Cause or you resign with Good Reason.

6. Representations, Warranties and Covenants.

(a) You represent and warrant, as of the date hereof and as of the Closing, as follows:

(i) This Partner Agreement, the Partnership Agreement and the other agreements between you or any of your affiliates, on the one hand, and PJT Holdings, on the other (such Partnership Agreement and such other agreements being herein collectively called the “Other Business Agreements”), constitute valid and binding obligations of you and your affiliates, enforceable against you or any of your affiliates in accordance with the terms of this Partner Agreement and the Other Business Agreements.

(ii) Other than (x) general obligations to maintain confidentiality consistent with your fiduciary and other executive duties, (y) in respect of any other agreement a copy of which you have provided to PJT Holdings or any with the Partnership or its affiliates, and (z) any obligations to maintain confidentiality specified in any Employer-affiliated Entity’s employment agreements, you are not subject to:

1. any restrictive covenants, including, without limitation, relating to competition, solicitation or confidentiality, arising from any agreement, oral, written or otherwise, between you and any Other Person (as defined below); or

2. any agreement, oral, written or otherwise, between you and any Other Person, or any common law, statutory or fiduciary duty owed to any Other Person, that will in any way (I) materially compromise, limit or restrict your ability to perform your duties commencing as of the Closing on behalf of all PJT Holdings pursuant to this Partner Agreement or any Other Business Agreement, (II) purport to bind contractually or otherwise any of the PJT Holdings, or (III) subject PJT Holdings (or any partner, member, affiliate, officer or employee of any of the foregoing) to any liability of any kind or to any claim by any Other Person.

“Other Person” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association (other than PJT Holdings), including, without limitation, any Employer-affiliated Entity (as defined below).  “Employer-affiliated Entity” means, collectively, any Past or Present Employer (as defined below) and any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association that is an affiliate, subsidiary, predecessor or successor of any Past or Present Employer.  “Past or Present Employer” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association with which you have or have had any employment, partnership, limited liability company, consulting or similar business relationship or of which you are or have been an officer or director.

(iii) None of (A) the execution, delivery and performance of this Partner Agreement or any of the Other Business Agreements, (B) the consummation of the transactions contemplated hereby or thereby or (C) compliance by you with any of the provisions hereof or thereof will (x) (I) violate or conflict with, or result in a breach of, or default under, any restrictive covenants of any Employer-affiliated Entity’s employment agreements, employee handbooks, benefit plans and similar instruments to which you are or were subject directly prohibiting competition with such Employer-affiliated Entity, solicitation of its clients or solicitation and/or hiring of its employees (collectively referred to herein as “Employer-affiliated Entity Restrictive Provisions”), to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with, or any common law, statutory or fiduciary duty owed to, any Employer-affiliated Entity), or (II) subject PJT Holdings (or any partner, member, affiliate, officer or employee of any of the forgoing) to any liability of any kind or to any claim by any Other Person; (y) result in a violation of any law, statute, rule, regulation, order, writ, injunction or decree applicable to you or to your properties or assets; or (z) require any consent or approval by, or any notification of, or filing with, any person (including any Employer-affiliated Entity, governmental body or self-regulatory organization).

(iv) There are no actions, suits, governmental or self-regulatory investigations, claims or other legal proceedings pending or, to your knowledge, threatened against you.

(v) To your knowledge, you have all of the proper and necessary licenses (regulatory or otherwise) to conduct your business activities contemplated by this Partner Agreement.

(b) You covenant and agree that you will at all times (i) perform your obligations under this Partner Agreement and the Other Business Agreements in a manner consistent with: (I) your obligations under all other agreements to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with any Employer-affiliated Entity), and (II) any other legal obligations or duties to any Other Person (including without limitation, any common law, statutory or fiduciary duties owed to any Other Person), (ii) act in good faith in a manner that you reasonably believe to be in PJT Holdings’ best interests; and (iii) remain in full compliance with all Employer-Affiliated Entity Restrictive Provisions to which you are subject.

(c) PJT Holdings represents and warrants that the Partner Agreement and Other Business Agreements constitute valid and binding obligations of PJT Holdings and its affiliates, enforceable against PJT Holdings and its affiliates in accordance with the terms thereof.

7. Arbitration; Venue.  Any dispute, controversy or claim between you and PJT Holdings, or any of its respective members, partners, officers, employees or agents, arising out of or concerning the provisions of this Partner Agreement, your service with PJT Holdings or otherwise concerning any rights, obligations or other aspects of your relationship with PJT Holdings, shall be finally resolved in accordance with the provisions of Section VII of the Non-Competition Agreement.  Without limiting the foregoing, you acknowledge that a violation on your part of this Partner Agreement would cause irreparable damage to PJT Holdings.  Accordingly, you agree that PJT Holdings will be entitled to injunctive relief for any actual or threatened violation of this Partner Agreement in addition to any other remedies it may have.

8. Confidentiality.  You agree not to disclose to or discuss with any person (including any partner or employee of PJT Holdings), other than the Chief Executive Officer, Chief Financial Officer or General Counsel of PJT Partners Inc., members of PJT Holdings’ financial, human resources, legal, tax and accounting staff who participate in the preparation or ongoing administration of this Partner Agreement, and other persons designated by such Chief Executive Officer or Chief Financial Officer, any information relating to the contents or subject matter of this Partner Agreement or the Partnership Agreement, except (i) to the extent reasonably necessary or appropriate to perform your duties and responsibilities hereunder, including, without limitation, furthering the interests of PJT Holdings and/or developing new business for PJT Holdings (provided, that information relating to the economic terms and conditions of this Partner Agreement will not be so used by you without the prior consent of such Chief Executive Officer or Chief Financial Officer), (ii) to the extent reasonably necessary to enforce your rights hereunder, (iii) to the extent already disclosed by PJT Holdings or its affiliates in any publicly available filings with the Securities and Exchange Commission, (iv) with the prior written consent of such Chief Executive Officer or Chief Financial Officer, (v) as required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction,  and (vi) that the contents of this Partner Agreement may be disclosed to your counsel, spouse and/or tax, accounting and financial advisors; provided, that you undertake that such counsel, spouse and tax, accounting and financial advisors will comply with the restrictions set forth in this Section 8.  Without limiting the generality of the foregoing, only the terms of the restrictions referred to in Section I of the Non-Competition Agreement may be disclosed to any prospective future employers upon request in connection with your application for employment.  The foregoing exceptions to the confidentiality provisions of this Section 8 also shall apply to the confidentiality provisions of Section II.A of the Non-Competition Agreement.

9. Indemnification.  To the fullest extent permitted by law, PJT Holdings shall indemnify you (and your heirs, executors or administrators) if you are made or are threatened to be made a party to or are otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of PJT Holdings or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that you are or were a director, officer, partner, trustee, employee or agent of PJT Partners Inc. or its subsidiaries or affiliates or are or were serving at the request of PJT Partners Inc. or its subsidiaries or affiliates as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by you or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of PJT Holdings and, with respect to any alleged conduct resulting in a criminal proceeding against you, you had no reasonable cause to believe that your conduct was unlawful. Notwithstanding the preceding sentence, PJT Holdings shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by PJT Partners Inc.  To the fullest extent permitted by law, PJT Holdings shall promptly pay expenses (including attorneys’ fees) incurred by any person described this paragraph in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon (i) presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this paragraph or otherwise and (ii) to the extent determined by PJT Partners Inc. in its sole discretion to be necessary or advisable, receipt by PJT Holdings of security or other assurances satisfactory to PJT Partners Inc. in its sole discretion that such person will be able to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified under this paragraph or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in this paragraph, PJT Holdings shall be required to advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by PJT Partners Inc.

10. Successors and Assigns.  This Partner Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the affiliates of the parties and PJT Holdings (and, moreover, PJT Holdings may assign this Partner Agreement to any person or entity that holds or acquires all of substantially all of the business in which you are then assigned).  This Partner Agreement is not assignable by you without the prior written consent of PJT Holdings, and any attempted assignment of this Partner Agreement, without such prior written consent, shall be void.

11. Entire Agreement.  This Partner Agreement (including the schedules hereto, which are incorporated herein by reference and made a part hereof), embodies the complete agreement and understanding between the parties (or between you and the Partnership or any of its affiliates or agents) with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements, schedules, analyses or representations, written or oral, which may have related to the subject matter hereof or thereof in any way.

12. No Implied Duty.  Neither PJT Holdings nor any of their members, partners or affiliates will be under any duty, express or implied, of any kind or nature whatsoever (including, without limitation, any implied duty of good faith and fair dealing) to have revenues, earnings, income or carried interest distributions of any particular amount or at any particular level such that you will be entitled to compensation, earnings, income or distributions of any particular amount, to cause any amount to be available for distribution to any person, or to distribute any amount to any person, or to maintain your profit sharing percentage at, or raise your profit sharing percentage to, any level, or to retain you as a member or partner of PJT Holdings for any period of time or through any particular date that may be necessary to entitle you to receive any amount.

13. Headings.  The section headings in this Partner Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this Partner Agreement.

14. Modification or Waiver in Writing.  This Partner Agreement may not be modified or amended except by a writing signed by each of the parties hereto.  No waiver of this Partner Agreement or of any promises, obligations or conditions contained herein shall be valid unless in writing and signed by the party against whom such waiver is to be enforced.  No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

15. Partnership Agreement.  This Partner Agreement shall be treated as part of the Partnership Agreement for purposes of Section 761(c) of the Internal Revenue Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.  Unless otherwise determined by PJT Holdings, (a) the amounts payable hereunder shall be paid to you in your capacity as a member or partner of one or more applicable PJT Holdings and shall be appropriately reflected on your IRS Schedule(s) K-1 and (b) the parties do not intend to create an employer-employee relationship hereby and no amounts payable hereunder shall be treated as compensation paid to an employee for tax purposes.  You covenant and agree that you will pay all U.S. federal, state, local and foreign taxes on the amounts payable hereunder that are required by law to be paid by you.

16. Governing Law.  This Partner Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

17. Counterparts.  This Partner Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

18. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or via facsimile to the parties at their respective address (or at such other address for a party as shall be specified by notice) as follows:

If to PJT Holdings:

PJT Partners Inc.

280 Park Avenue

16th Floor

New York, NY 10017

Attn: Ji-Yeun Lee; Jim Cuminale

E-mail: jyl@pjtpartners.com; cuminale@pjtpartners.com

If to the Partner:

To the Partner’s most recent address in the records of PJT Holdings.

WHEREOF, the parties hereto have duly executed this Partner Agreement as of the date first above written.

PJT PARTNERS HOLDINGS L.P.

		By:	PJT PARTNERS INC., its general partner

			By:	/s/ James W. Cuminale
Name: James W. Cuminale
Title: General Counsel

By:	/s/ Helen Meates
Helen Meates

Index of Exhibits

Schedule A	Additional Terms for Partner Agreement
Schedule B	Partner Non-Competition and Non-Solicitation Agreement

Schedule A

ADDITIONAL TERMS FOR PARTNER AGREEMENT

Name of Partner:	Helen Meates
(1) Business Group:	Corporate
(2) Reporting:	Founder or such other person as Founder may designate from time to time.
(3) Title:	Your title shall be Chief Financial Officer of PJT Holdings.
(4) Location:	PJT Holdings’ New York office, subject to necessary travel in connection with the performance of your responsibilities.

Schedule B

Partner Non-Competition and Non-Solicitation Agreement

This Partner Non-Competition and Non-Solicitation Agreement, dated as of October 1, 2015 (the “Non-Competition Agreement”), between PJT Partners Holdings LP, a Delaware limited partnership (together with its subsidiaries and affiliated entities, “PJT Holdings”) and the partner set forth on the signature page hereto (the “Partner”).

WHEREAS,

(a) The Partner acknowledges and agrees that it is essential to the success of PJT Holdings that PJT Holdings be protected by non-competition and non-solicitation agreements that will be entered into by such Partner and other Partners of PJT Holdings;

(b) The Partner acknowledges and agrees that PJT Holdings would suffer significant and irreparable harm from such Partner competing with PJT Holdings;

(c) The Partner acknowledges and agrees that in the course of such Partner’s service with PJT Holdings, such Partner has been and will be provided with Confidential Information (as hereinafter defined) of PJT Holdings, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of PJT Holdings, and such Partner further acknowledges that such Confidential Information and relationships are extremely valuable assets in which PJT Holdings has invested and will continue to invest substantial time, effort and expense; and

(d) The Partner acknowledges and agrees that PJT Holdings, in connection with its acquisition of the Partnership, has paid good and valuable consideration for the goodwill of the Partnership and its affiliates and that the Partner has received a portion of such good and valuable consideration;

NOW, THEREFORE, for good and valuable consideration, the Partner and PJT Holdings hereby covenant and agree to the following restrictions which such Partner acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of PJT Holdings and which will not unnecessarily or unreasonably restrict such Partner’s professional opportunities should his or her service with PJT Holdings terminate:

I. Non-Competition and Non-Solicitation Covenants

A. Non-Competition.  The Partner shall not, directly or indirectly, during such Partner’s service with PJT Holdings, and for a period of one year following (i) the termination by PJT Holdings of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement, or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, associate (including, but not limited to, association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, such

Partner’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement; provided further that if such Partner’s service with PJT Holdings is terminated without Cause by PJT Holdings or the Partner resigns with Good Reason, then the foregoing period of time will be reduced to 90 days rather than one year.  For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where PJT Holdings conducts business or provides products or services, that competes with the business of PJT Holdings, including any business in which PJT Holdings engaged during the term of such Partner’s service and any business that PJT Holdings was actively considering conducting at the time of such Partner’s termination of service and of which such Partner has, or reasonably should have, knowledge.

B. Non-Solicitation of Clients/Investors.  The Partner shall not, directly or indirectly, during such Partner’s service with PJT Holdings, and for a period of one year following (i) the termination by PJT Holdings of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement, or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by PJT Holdings, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between PJT Holdings and a Client or Prospective Client.

1. For purposes of this Non-Competition Agreement, “Client” shall mean any person, firm, corporation or other organization whatsoever for whom PJT Holdings provided services  with respect to whom the Partner, individuals reporting to such Partner or individuals over whom such Partner had direct or indirect responsibility, had personal contact or dealings on PJT Holdings’ behalf during the three-year period immediately preceding such Partner’s termination of service.  “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom PJT Holdings has had any negotiations or discussions regarding the possible engagement of business or the performance of business services within the eighteen months preceding such Partner’s termination of service with PJT Holdings with respect to whom such Partner had personal contact or dealing on PJT Holdings’ behalf during such eighteen-month period.

2. For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants.  The Partner shall not, directly or indirectly, during such Partner’s service with PJT Holdings, and for a period of two years following (i) the termination by PJT Holdings of such Partner’s service pursuant to Sections 5(a) or 5(b) of the Partner Agreement or (ii) the commencement of such Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or other agent of PJT Holdings, including, without limitation, any former employee or other agent of PJT Holdings who ceased working for PJT Holdings within the twelve-month period immediately preceding or following the date on which such Partner’s service with PJT Holdings terminated, (b) prior to the second anniversary of the Closing, any employee or other agent of The Blackstone Group L.P. and its affiliates (“Blackstone”), including, without limitation, any former employee or other agent of Blackstone who ceased working for Blackstone within the twelve-month period prior to such solicitation, or (c) any consultant or senior adviser that such Partner knows is under contract with PJT Holdings.  For purposes of this Section I.C., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with PJT Holdings (or, as applicable, Blackstone), or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

D. Waiver of Garden Leave Period.  In the event that PJT Holdings waives all of the Partner’s Garden Leave Period pursuant to Section 5(d) of the Partner Agreement, the restrictive periods set forth in this Section I which are intended to begin upon the commencement of such Partner’s Garden Leave Period shall commence instead upon the termination of the Notice Period required under Section 5(c) of the Partner Agreement (as such Notice Period may be modified as a result of any waiver thereof by PJT Holdings).

II. Confidentiality, Work Product & Intellectual Property

A. The Partner expressly agrees, at all times, during and subsequent to such Partner’s service with PJT Holdings, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform such Partner’s duties and responsibilities as a Partner including, without limitation, furthering the interests of PJT Holdings and/or developing new business for PJT Holdings (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of PJT Holdings (including such Partner himself or herself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the PJT Holdings, shall not be so used without the prior consent of PJT Holdings), (ii) with the prior written consent of PJT Holdings, (iii) to Partner’s counsel, spouse and/or tax, accounting and financial advisors; provided, that Partner undertakes that such counsel, spouse and tax, accounting and financial advisors will comply with the restrictions set forth in this Section II, or (iv) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that a copy of the provisions set forth in Section I may be disclosed to a Partner’s prospective future employers upon request in connection with such Partner’s application for employment.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of PJT Holdings (including the Partner himself or herself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of PJT Holdings or to its members, actual or prospective clients or investors (including funds managed by affiliates of PJT Holdings), their respective portfolio companies or other third parties.  Such information may have been or may be provided in written or electronic form or orally.  All of such information, from whatever source learned or obtained and regardless of PJT Holdings’ connection to the information, is referred to herein as “Confidential Information.”  Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by PJT Holdings from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to PJT Holdings through PJT Holdings’ aggregation or interpretation of such information.  Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) PJT Holdings, (b) a business group of PJT Holdings, (c) one or more funds managed by PJT Holdings, or (d) any individual or group of individuals during their time at PJT Holdings, or (2) describes an individual’s role in achieving or contributing to any such investment results.

C. All work developed by you in the course of your engagement as a Partner of PJT Holdings is owned exclusively by PJT Holdings, including but not limited to, written materials, inventions, ideas, documentation, reports, processes, publications and research results (collectively, “PJT Holdings Work Product”), and you agree not to duplicate in any manner whatsoever any PJT Holdings Work Product, other than in the ordinary course of your work for PJT Holdings.  You hereby assign, to the maximum extent permitted by applicable law, all rights and intellectual property rights in PJT Holdings Work Product (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to PJT Holdings to the extent ownership of any such rights does not vest originally in PJT Holdings.  You shall take all requested actions and execute all requested documents at PJT Holdings’ expense (but without further remuneration) to assist PJT Holdings in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of PJT Holdings’ rights in the PJT Holdings Work Product.  If PJT Holdings is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint PJT Holdings and its Chief Legal Officer or designee as your agent and attorney in fact, to act for and in your behalf and stead to execute such document and do all other lawfully permitted acts in connection with the foregoing. In the event that your engagement as a Partner of PJT Holdings is terminated for any reason, you will return to PJT Holdings any PJT Holdings Work Product or copies thereof, as well as any documents, lists, computer-generated material, computer files or information in whatever form that the you have either received from PJT Holdings or have prepared for PJT Holdings during the course of your engagement as a Partner of PJT Holdings.

III. Non-Disparagement

The Partner agrees that, during and at any time after such Partner’s service with PJT Holdings, such Partner will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of PJT Holdings) or entity regarding PJT Holdings (or the terms of any agreement or arrangement of PJT Holdings) or any of their respective affiliates, members, partners or employees, or regarding such Partner’s relationship with PJT Holdings or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of PJT Holdings or any of its affiliates, members, partners or employees.

IV. Remedies

A. Injunctive Relief.  The Partner acknowledges and agrees that PJT Holdings’ remedy at law for any material breach of the restrictive covenants herein would be inadequate and that for any material breach of such covenants, PJT Holdings, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, shall be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining such Partner from committing or continuing to commit any violation of such covenants.  The Partner agrees that proof shall not be required that monetary damages for material breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture of Founder LTIP Units and Founder Earn Out Units.  In the event of any breach of the non-compete, non-solicitation or non-interference covenants in Sections I.A., I.B. and I.C. of this Non-Competition Agreement that are not cured within 30 days following written notice specifying any such breach in reasonable detail any of your Founder LTIP Units and Founder Earn-Out Units that are either unvested or have been vested for a period of two years or less will automatically be forfeited.

C. Forfeiture of Other Equity Interests.  In the event of any breach of this Non-Competition Agreement, the Partner Agreement or any limited liability company agreement, partnership agreement or other governing document of PJT Holdings to which such Partner is a party, or any termination for Cause (as defined in Section 5 of the Partner Agreement) of such Partner’s services other than with respect to the Founder LTIP Units and Founder Earn-Out Units (such other interests, the “Other Equity Interests”), (i) such Partner shall no longer be entitled to receive payment of any amounts that would otherwise be payable to such Partner following such Partner’s withdrawal as a Partner, member or partner, as the case may be, of PJT Holdings (including, without limitation, return of such Partner’s capital contributions), (ii) all of such Partner’s remaining Partner, member, partner or other interests (including, without limitation, carried interests) in PJT Holdings (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void, (iii) all of the securities of PJT Holdings (whether vested or unvested and whether delivered or not yet delivered) held by or to be received by such Partner or such Partner’s personal planning vehicle(s) shall be forfeited, (iv) no further such interests or securities will be awarded to such Partner, and (v) all unrealized gains (by investment) related to such Partner’s side-by-side investments will be forfeited.  Notwithstanding anything to the contrary contained herein or in any other agreement between the Partner and PJT Holdings, no Other Equity Interests in respect of PJT Holdings or PJT Partners Inc. that have been vested by the Partner for a period of at least two years shall be subject to forfeiture or clawback (if any) in the event of a breach of this Agreement or a termination for Cause.

V. Amendment; Waiver

A. This Non-Competition Agreement may not be modified as to a Partner other than by a written agreement executed by such Partner and PJT Holdings, nor may any provision hereof be waived other than by a writing executed by PJT Holdings.

B. The waiver by PJT Holdings of any particular default by a Partner or any employee of PJT Holdings, shall not affect or impair the rights of PJT Holdings with respect to any subsequent default of the same or of a different kind by such Partner or any employee of PJT Holdings; nor shall any delay or omission by PJT Holdings to exercise any right arising from any default by such Partner affect or impair any rights that PJT Holdings may have with respect to the same or any future default by such Partner or any employee of PJT Holdings.

VI. Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

VII. Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial and Class Action

A. Any and all disputes, whether against PJT Holdings or any of its respective members, partners, officers, employees or agents, which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of the Partner Agreement, including this Non-Competition Agreement (including the validity, scope and enforceability of this arbitration provision) or otherwise relating to PJT Holdings (including, without limitation, any claim of discrimination in connection with such Partner’s tenure as a Partner, partner or member of PJT Holdings or any aspect of any relationship between such Partner and PJT Holdings or any termination of such Partner’s services as such member or partner or of any aspect of any relationship between such Partner and PJT Holdings) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.  Performance under this Non-Competition Agreement shall continue if reasonably possible during any arbitration proceedings.

Notwithstanding the provisions of this Section VII, PJT Holdings may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, the Partner (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of PJT Holdings as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon such Partner in any such action or proceeding.

B. THE PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award.  The parties acknowledge that the forum designated by this Section VII.B will have a reasonable relation to this Non-Competition Agreement, and to the parties’ relationship with one another.

C. The Partner hereby waives, to the fullest extent permitted by applicable law, any objection which such Partner now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Sections VII.A and VII.B and agrees not to plead or claim the same.  The Partner further waives, to the fullest extent permitted by applicable law, any right that may exist to a jury trial or to participation as a member of a class in any proceeding.

D. The Partner hereby agrees that such Partner shall not, nor shall such Partner allow anyone acting on such Partner’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other confidential financial information relating to PJT Holdings, or any of its respective members, partners, officers, employees or agents, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of PJT Holdings to which such Partner is a party; provided, that in any proceeding referred to in this Section VII, the Partner shall have the right to use firm financial statements previously provided to such Partner to the extent expressly provided in Section II of this Non-Competition Agreement.

VIII. Entire Agreement

This Non-Competition Agreement contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

IX. Severability

If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

IX. Conditionality

The terms and conditions of this Non-Competition Agreement shall be conditioned upon the consummation of the Closing.

Remainder of Page Intentionally Left Blank

WHEREOF, the parties hereto have duly executed this Partner Non-Competition and Non-Solicitation Agreement as of the date first above written.

PJT PARTNERS HOLDINGS L.P.

		By:	PJT PARTNERS INC., its general partner

			By:	/s/ James W. Cuminale
			Name:	James W. Cuminale
			Title:	General Counsel

By:	/s/ Helen Meates
Helen Meates